Exhibit (d)(9)

EXECUTION VERSION

STRICTLY CONFIDENTIAL

GTCR FUND X/A AIV LP

C/O GTCR LLC

300 N. LASALLE STREET

SUITE 5600

CHICAGO, ILLINOIS 60654

April 6, 2014

GTCR Valor Companies, Inc.

c/o GTCR LLC

300 N. LaSalle Street

Suite 5600

Chicago, Illinois 60654

Re: Agreement and Plan of Merger with Vocus, Inc. (the “Company”)

Ladies and Gentlemen:

1. Reference is made to the Agreement and Plan of Merger, dated as of April 6, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Vocus, Inc., a Delaware corporation (the “Company”), GTCR Valor Companies, Inc., a Delaware corporation (“Parent”), and GTCR Valor Merger Sub, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which (i) Purchaser will commence a tender offer (the “Common Stock Offer”) for each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), including the associated preferred share purchase rights (collectively, the “Company Rights”) issued pursuant to that certain Rights Agreement, dated as of May 13, 2013, by and between the Company and American Stock & Transfer Company, LLC, as rights agent (which Company Rights, together with the shares of the Company Common Stock, are hereinafter referred to as the “Shares”), (ii) Purchaser will purchase (the “Series A Purchase”) each issued and outstanding share (the “Series A Preferred Shares”) of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) pursuant to the Series A Purchase Agreement, and (iii) following consummation of the Common Stock Offer and the Series A Purchase, Purchaser will be merged with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement and, in the case of the Series A Purchase, the related Series A Purchase Agreement (the Offer, the Series A Purchase, the Merger and the other transactions contemplated by the Merger Agreement, the “Transaction”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of (i) the Merger Agreement by the Company, Parent and Purchaser and (ii) the Series A Purchase Agreement by JMI Equity Fund VI, L.P., a Delaware limited partnership (“JMI”), Parent and Purchaser.

2. This letter agreement confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by Section 5 of this letter agreement (a “Permitted Assignee”) to purchase, directly or indirectly through one or more entities controlled by the undersigned, equity and/or debt securities of Parent in an aggregate amount equal to $250,000,000.00 (the “Commitment”) solely for the purpose of allowing Parent to pay (or cause Purchaser or one or more of its designated Subsidiaries to pay), without duplication, (i) the Offer Price in respect of each Share validly tendered and accepted for payment in the Common Stock Offer, (ii) $77.30 per share in respect of each Series A Preferred Share purchased pursuant to the Series A Purchase, (iii) the Merger Consideration for each share converted into the right to receive the Merger Consideration in the Merger (including pursuant to Section 4.4(b) of the Merger Agreement), (iv) the amounts Parent and Purchaser are required to cause to be paid pursuant to Sections 4.4(a) and 4.4(c) of the Merger Agreement and (v) fees and expenses and other payment obligations of Parent or Purchaser contemplated by the Merger Agreement (items (i), (ii), (iii), (iv) and (v), collectively, the “Commitment Obligations”); provided, however, that (a) the undersigned and its Permitted Assignees shall not, under any circumstances, be obligated to contribute to, purchase equity and/or debt of or otherwise provide funds to Parent or Purchaser in any amount in excess of the Commitment and (b) the Commitment shall not under any circumstances exceed $250,000,000.00, in the aggregate.

3. The obligation of the undersigned and its Permitted Assignees to fund the Commitment is subject to (i) (A) with respect to the use of funds described in items (i), (iv) and (v) of the preceding numbered paragraph, the satisfaction or waiver by Parent of all conditions set forth in Annex I of the Merger Agreement, (B) with respect to the use of funds described in item (ii) of the preceding numbered paragraph, the satisfaction or waiver by Parent of all conditions set forth in Section 1.3(a) of the Series A Purchase Agreement, and (C) with respect to item (iii) of the preceding numbered paragraph, the satisfaction or waiver by Parent of all conditions set forth in Section 9.1 of the Merger Agreement, (ii) the Debt Financing has been funded or will be funded in accordance with the terms thereof at or before the consummation of the Offer and the Merger, if the Commitment is funded at or before the consummation of the Offer and the Merger and (iii) the Company has confirmed to the undersigned in writing that if the Commitment and the Debt Financing are funded, then it is prepared to consummate the Offer, the Top-Up Option and the Merger. The total amount to be funded under this letter agreement shall be reduced on a dollar for dollar basis in a manner determined by the undersigned in the event that the amounts to be funded to Parent or one or more of its designated Subsidiaries by all available financing sources (including the sources of debt financing) actually made at the Closing, along with available cash and cash equivalents on hand at the Company at the Closing, would be in excess of the Commitment Obligations. This letter agreement, and the undersigned’s and its Permitted Assignees’ obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (1) the Effective Time (at which time the undersigned and its Permitted Assignees shall discharge the obligation), (2) the termination of the Merger Agreement and (3) the assertion by the Company or any of its controlled Affiliates in any Action under the Merger Agreement (or in connection with any of the transactions contemplated thereby), this letter agreement or the

Guaranty (as defined below) or otherwise against the undersigned, any Affiliated Party, Parent or Purchaser (including, without limitation, any Action asserted by the Company or any of its controlled Affiliates in connection with a claim by the Company or any of its stockholders or Affiliates that the undersigned is obligated to fund any amounts, or to purchase equity and/or debt securities of Parent in an amount in excess of the Commitment), in each case other than (v) a claim by the Company against the undersigned under the Guaranty, (w) an Action against the undersigned to specifically enforce the provisions of this letter agreement pursuant to, and in accordance with, Section 6 hereof, (x) a claim against GTCR LLC under the Confidentiality Agreement, (y) a claim by the Company seeking specific performance against Parent, Purchaser or the undersigned in accordance with the terms and conditions of this letter agreement on the terms and conditions of, and to the extent permitted by, Section 11.16 of the Merger Agreement and (z) a claim solely against Parent or Purchaser under, or arising out of any breach of, the Merger Agreement (consistent with the terms thereof).

4. The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform the undersigned’s obligations hereunder; (ii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by Parent against the undersigned in accordance with its terms; (iv) the undersigned has uncalled capital commitments or otherwise has access to available funds in excess of the amount of the Commitment; and (v) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (a) violate the organizational documents of the undersigned, (b) violate any applicable Law or (c) except as would not have a material, adverse effect on the undersigned’s ability to perform its obligations hereunder, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the undersigned is a party.

5. The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of Parent, the Company, JMI and the undersigned, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this Section 5. Notwithstanding the foregoing, the undersigned may assign all or a portion of its obligations to fund the Commitment to one or more person(s) controlling, controlled by or under common control with, the undersigned that agree to assume the undersigned’s obligations hereunder; provided, however, that no such assignment shall relieve the undersigned of its obligations under this letter agreement. This letter agreement may not be terminated or amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent, the Company, JMI and the undersigned, except that this letter agreement may be amended by sole action of the undersigned solely to reflect the addition of one or more Permitted Assignees of all or a portion of the undersigned’s obligations to fund the Commitment as and to the extent provided for in the immediately preceding sentence.

6. Except as otherwise set forth in this Section 6, no person other than Parent shall be entitled to rely upon or enforce this letter agreement. This letter agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies hereunder or by reason hereof. Notwithstanding anything in this letter agreement to the contrary, it is acknowledged and agreed that (i) the Company may rely upon this letter agreement as a third party beneficiary solely with respect to the right to seek specific performance (a) to prevent breaches of Section 5 of this letter agreement and (b) of the undersigned’s obligation to fund the Commitment pursuant to, and in accordance with the terms and conditions of, this letter agreement on the terms and conditions of, and to the extent permitted by, Section 11.16 of the Merger Agreement and (ii) JMI may rely upon this letter agreement as a third party beneficiary solely with respect to the right to seek specific performance (a) to prevent breaches of Section 5 of this letter agreement and (b) in the event that Purchaser has not paid the Purchase Price (as defined in the Series A Purchase Agreement), of the undersigned’s obligation to fund the Commitment pursuant to, and in accordance with the terms and condition of, this letter agreement subject to the same terms, conditions and limitations on the Company’s ability to seek specific performance of the undersigned’s obligation to fund the Commitment pursuant to, and in accordance with the terms and conditions of, this letter agreement (including terms, conditions and limitations on the Company in the Merger Agreement incorporated in this letter agreement). No other third party, including any creditor of the Company or Parent, shall have any right to enforce this letter agreement or to cause Parent or the Company to enforce this letter agreement.

7. Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) shall have any liability or obligation in connection with or arising from this letter agreement or the transactions contemplated hereby, whether based on contract, tort or strict liability, and that, notwithstanding that the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) may be a partnership or other form of entity, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, affiliates, general or limited partner or assignee of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but not including the undersigned or a Permitted Assignee that has been assigned obligations hereunder, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of the undersigned or any other party against an Affiliated Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

8. Concurrently with the execution and delivery of this letter agreement, the undersigned is executing and delivering to the Company that certain Limited Guaranty, dated as of April 6, 2014, by the undersigned in favor of the Company (the “Guaranty”). Except for (i) the Company’s right to seek specific performance of the undersigned’s obligation to fund the Commitment pursuant to, and in accordance with, the terms and conditions of this letter agreement on the terms and conditions of, and to the extent permitted by, Section 11.16 of the Merger Agreement, and (ii) in the event that Purchaser has not paid the Purchase Price (as defined in the Series A Purchase Agreement), JMI’s right to seek specific performance of the undersigned’s obligation to fund the Commitment pursuant to, and in accordance with, the terms and conditions of this letter agreement, the Company’s recourse against the undersigned under the Guaranty and against GTCR LLC under the Confidentiality Agreement shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of the Company against the undersigned or any Affiliate of the undersigned (other than Parent and Purchaser) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Purchaser breaches its respective obligations hereunder or under the Merger Agreement, whether or not such breach is caused by the undersigned’s breach of its obligations under this letter agreement.

9. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned. The foregoing notwithstanding, and without prejudice to Section 7 of this letter agreement, Parent may disclose this letter agreement to the Company solely in connection with the transactions contemplated by the Merger Agreement and to JMI solely in connection with the transactions contemplated by the Series A Purchase Agreement, and the Company, JMI, Parent and the undersigned may disclose the existence of this letter agreement and the terms thereof in connection with the enforcement of rights and obligations under this letter agreement, to the extent required by Law, the applicable rules of any national securities exchange, including if so required in connection with any Offer Documents, and the applicable rules of any Governmental Authority or otherwise required in order to obtain any consent, approval, authorization or permit from, or in connection with any filing or application made to, a Governmental Authority with respect to the Transaction.

10. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this letter agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this letter agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Sections 6 and 7 hereof. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

11. This letter agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

12. This letter agreement and any dispute arising out of or relating to this letter agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party hereto hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such Court does not have jurisdiction of the dispute, other state or federal courts in Delaware, including any appellate courts thereof (the “Delaware Courts”), for any dispute arising out of or relating to this letter agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise). Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in the Delaware Courts. With respect to any such proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the Action in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

13. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF SECTION 12 AND THIS SECTION 13. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Very truly yours,

GTCR FUND X/A AIV LP

By:	GTCR Partners X/A&C AIV LP
Its:	General Partner

By:	GTCR Investment X AIV Ltd.
Its:	General Partner

By:	/s/ Mark M. Anderson
Name:	Mark M. Anderson
Title:	Proper Officer

Accepted and Acknowledged:

GTCR VALOR COMPANIES, INC.

By:	/s/ Mark M. Anderson
Name:	Mark M. Anderson
Title:	Vice President and Treasurer

[Signature Page to Equity Commitment Letter]